                                                                    EXHIBIT 99.1

CINCINNATI BELL INC.
PRESS RELEASE

Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com


                     CINCINNATI BELL COMPLETES INVESTIGATION
                   AND SEEKS EXTENSION TO FILE 2003 FORM 10-K

CINCINNATI - March 15, 2004 - Cincinnati Bell Inc. (NYSE:CBB) announced today that it has sought a 15-day extension to file its 2003 Form 10-K.

As previously disclosed, the Company has been investigating the allegations contained in an amended class action securities lawsuit filed in December 2003. These allegations relate primarily to the manner in which the Company recognized revenue, and wrote down assets, with respect to its former broadband business.

The Audit Committee of the Company's Board of Directors has now completed its investigation of those matters. In connection with that investigation, adjustments have been identified related to the manner that the Company recorded a particular broadband network construction agreement entered into in 2000. These adjustments related to the timing of revenue recognition resulting from the inappropriate inclusion of certain costs that had not been fully incurred and use of estimates regarding the extent to which the construction contract had been completed. The Company intends to restate its financial statements to reflect the revised accounting for this contract. In investigating plaintiffs' other allegations, the Audit Committee did not identify any information that warranted any modification or change to the Company's financial statements.

While the following amounts could change on final review, the Company believes its revenue for the year-to-date period ended September 30, 2003 will remain the same as previously reported, cost of services and products will decrease by approximately $51 million and net income will increase by approximately $51 million; revenue and cost of services and products will likely be unchanged in 2002 and net loss will increase by approximately $18 million due to an increase in income tax expense; revenue for 2001 will decrease by approximately $31 million, cost of services and products for 2001 will increase by approximately $15 million and net loss for 2001 will increase by approximately $30 million; and revenue for 2000 will decrease by approximately $23 million, cost of services and products for 2000 will decrease by approximately $18 million and net loss for 2000 will increase by approximately $3 million. Thus, the Company believes that there will be no cumulative change to net income over the reporting period as a result of this restatement.

While no definitive assurance can be given, the Company believes that the amounts summarized above are an accurate reflection of the effects of the restatement.

In November 2001, the Company publicly announced its intention to exit the broadband network construction business. Thereafter, the Company did not enter into any new network construction agreements and no revenue was recognized in either 2002 or 2003 on the broadband network construction contract referenced above. As previously disclosed, the Company effectively completed the sale of substantially all of the assets of its broadband business in June 2003.

The anticipated impact of the restatement on the Company's historical financial statements gives rise to an event of default under the Company's credit agreement and prevents future borrowings under the Company's revolving credit facility. In conjunction with finalizing its revised financial statements, the Company intends to seek a waiver from its lenders relating to these provisions. Due to cross default provisions, an event of default under the credit agreement also gives rise to an event of default under certain other indebtedness of the Company, which events of default will be cured upon receipt of the waiver of the lenders under the credit agreement. The Company believes it will obtain the requested waiver on or before March 30, although there can be no assurances in that regard. Citibank, the administrative agent of the credit agreement, has approved the waiver and will recommend that the other lenders approve it as well. In the event that the waiver is not obtained, substantially all of the Company's debt would be classified as current obligations, which would give rise to a going concern opinion from the Company's independent auditors.

The Company has already received a waiver from the holders of its 16% notes for an event of default relating to representations and warranties contained in the 16% notes purchase agreement.

Assuming that the Company is able to obtain the waiver from its lenders, the Company expects to be in a position, on or before March 30, to announce its fourth quarter and full year 2003 results, issue its 2003 Form 10-K and release its restated financial statements for prior years. The Company will also file amended Form 10-Qs for the first three quarters of 2003.

ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The Company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

SAFE HARBOR NOTE
Certain of the statements and predictions contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words "believe," "anticipates," "plans," "expects," "will," or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator, the decision of any of the Company's lenders to withhold its consent to provide waivers, the audit of the adjustments to prior period financial statements is not fully complete, and Cincinnati Bell's ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the Company's recent filings with the Securities and Exchange Commission, including Cincinnati Bell's Annual Form 10-K report, Quarterly Form 10-Q reports, Forms 8-K, and Forms S-4 and S-3 Registration Statements. The forward-looking statements included in this press release represent the Company's estimates as of March 15, 2004. The Company anticipates that subsequent events and developments will cause its estimates to change.